Exhibit 99.1

PATTERSON COMPANIES	1031 Mendota Heights Road	Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES ANNOUNCES DEFINITIVE AGREEMENT TO BE ACQUIRED BY PATIENT SQUARE CAPITAL FOR $31.35 PER SHARE IN CASH

Valued at Approximately $4.1 Billion

St. Paul, Minn. — December 11, 2024 — Patterson Companies, Inc. (Nasdaq: PDCO) a leading dental and animal health distributor, today announced that it has entered into a definitive agreement to be acquired by Patient Square Capital (Patient Square), a dedicated health care investment firm. Under the terms of the agreement, Patterson shareholders will receive $31.35 in cash per share, representing an approximately 49% premium to Patterson’s 30 calendar day volume-weighted average price (VWAP) ending December 4, 2024 (the last trading day prior to Patterson announcing the evaluation of strategic alternatives), or a transaction value of approximately $4.1 billion, including the refinancing of Patterson’s receivables facilities.

“Today’s announcement marks an exciting next step in Patterson’s evolution and delivers immediate and certain value for our shareholders and positions us to continue to invest in serving our customers and driving growth,” said Don Zurbay, President and Chief Executive Officer of Patterson. “This transaction follows a review of strategic alternatives by our Board of Directors, with assistance from our independent advisors, maximizing our value and enabling Patterson to continue to execute our strategy well into the future.”

“Patient Square recognizes the value of our brand and the quality of our world-class team, and is grounded in similar values that guide our actions. They share the same long-term vision for our company, which makes them an excellent partner for the next phase of our journey.”

Patient Square Managing Partner Jim Momtazee said, “I have closely followed Patterson for decades and long admired the value the company provides to partners and customers. Patient Square is excited to work closely with management on the next chapter of growth for the business building on its long and proud legacy.”

Transaction Details

The company’s Board of Directors, excluding Zurbay given his position as a Management Director, has unanimously approved the transaction. Consistent with the Patterson Companies’ commitment to strong governance practices, Zurbay has recused himself from participating in any deliberations or approvals related to the transaction.

The transaction will be financed through a combination of committed equity financing provided by Patient Square Equity Partners, LP, as well as committed debt financing to be led by Citi, UBS Investment Bank, and Wells Fargo Bank N.A.

The transaction is expected to close in the fourth quarter of Patterson’s fiscal 2025, subject to the receipt of shareholder approval, regulatory approvals, and the satisfaction of other customary closing conditions. The merger agreement includes a 40-day “go-shop” period that permits the Patterson Board and its advisors to actively solicit alternative acquisition proposals from third parties.

Upon completion of the transaction, Patterson will become a privately held company, and its common stock will no longer be traded on the NASDAQ Global Select Market (Nasdaq). Patterson will maintain its headquarters in St. Paul, Minnesota.

Advisors

Guggenheim Securities, LLC is acting as the exclusive financial advisor to Patterson and Taft Stettinius & Hollister LLP is serving as legal counsel to Patterson. Citi, UBS Investment Bank, and Wells Fargo Securities, LLC are serving as financial advisors, and Kirkland & Ellis LLP and Greenberg Traurig, LLP are acting as legal counsel to Patient Square.

PATTERSON COMPANIES	1031 Mendota Heights Road	Saint Paul, MN 55120	NEWS RELEASE

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

About Patient Square Capital

Patient Square Capital is a dedicated health care investment firm with approximately $11 billion in assets under management as of September 30, 2024. The firm aims to achieve strong investment returns by partnering with growth-oriented companies and top-tier management teams whose products, services, and technologies improve health. Patient Square utilizes deep industry expertise, a broad network of relationships, and a partnership approach to make investments in companies that will grow and thrive. Patient Square invests in businesses that strive to improve patient lives, strengthen communities, and create a healthier world. For more information, visit www.patientsquarecapital.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning the proposed merger (“Merger”) with Paradigm Parent, LLC, a Delaware limited liability company (“Parent”), and Paradigm Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the ability to consummate the proposed Merger, our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this press release. These uncertainties include, but are not limited to, the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain required regulatory approvals, satisfy the other conditions to the consummation of the Merger or complete necessary financing arrangements; the risk that the Merger disrupts our current plans and operations or diverts management’s attention from its ongoing business; the effects of the Merger on our business, operating results, and ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom we do business; the risk that our stock price may decline significantly if the Merger is not consummated; the nature, cost and outcome of any legal proceedings related to the Merger; our dependence on suppliers to manufacture and supply substantially all of the products we sell; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; risks of selling private label products, including the risk of adversely affecting our relationships with suppliers; adverse changes in supplier rebates or other purchasing incentives; the risk of technological and market obsolescence for the products we sell; the risk of failing to innovate and develop new and enhanced software and e-services products; our dependence on positive perceptions of Patterson’s reputation; risks associated with illicit human use of pharmaceutical products we distribute; risks inherent in acquiring and disposing of assets or other businesses and risks inherent in integrating acquired businesses; turnover or loss of key personnel or highly skilled employees; risks associated with information systems, software products and cyber-security attacks; risks inherent in our growing use of artificial intelligence systems to automate processes and analyze data; adverse impacts of wide-spread public health concerns as we experienced with the COVID-19 pandemic and may experience

PATTERSON COMPANIES	1031 Mendota Heights Road	Saint Paul, MN 55120	NEWS RELEASE

in the future; risks related to climate change; our ability to comply with restrictive covenants and other limits in our credit agreement; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; the effects of the highly competitive dental and animal health supply markets in which we compete; the effects of consolidation within the dental and animal health supply markets; risks from the formation or expansion of GPOs, provider networks and buying groups that may place us at a competitive disadvantage; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, weather conditions, the availability of natural resources and other factors outside our control, and the risks of the companion animal business, including the possibility of disease adversely affecting the pet population; exposure to the risks of the health care industry, including changes in demand due to political, economic and regulatory influences and other factors outside our control; increases in over-the-counter sales and e-commerce options; risks of litigation and government inquiries and investigations, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with health care fraud or other laws and regulations; change and uncertainty in the health care industry; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; failure to comply with evolving data privacy laws and regulations; tax legislation; risks inherent in international operations, including currency fluctuations; and uncertain macro-economic conditions, including inflationary pressures. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, our Annual Report on Form 10-K for the year ended April 27, 2024 filed with the SEC on June 18, 2024 and our definitive proxy statement for our 2024 annual meeting of shareholders filed with the SEC on August 2, 2024 and our recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The information contained in this press release is made only as of the date hereof, even if subsequently made available on our website or otherwise.

Additional Information and Where to Find It

This press release relates to the proposed Merger. Parent and Merger Sub are indirect subsidiaries of funds managed and advised by Patient Square Capital. A special meeting of the shareholders of Patterson will be announced as promptly as practicable to seek shareholder approval in connection with the proposed Merger. We expect to file with the SEC a proxy statement and other relevant documents in connection with the proposed Merger. Shareholders of Patterson are urged to read the definitive proxy statement and other relevant materials filed with the SEC when they become available because they will contain important information about Patterson, Parent, Merger Sub and the Merger. Shareholders may obtain a free copy of these materials (when they are available) and other documents we file with the SEC at the SEC’s website at www.sec.gov, at our website at www.pattersoncompanies.com or by sending a written request to our Corporate Secretary at our principal executive offices at 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

Participants in the Solicitation

Patterson, its directors and certain of its executive officers and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the Merger. Information regarding the Company’s directors and executive officers is contained in (i) the “Directors, Executive Officers and Corporate Governance,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the Annual Report on Form 10-K for the year ended April 27, 2024 filed with the SEC on June 18, 2024 (https://www.sec.gov/ix?doc=/Archives/edgar/data/891024/000089102424000008/pdco-20240427.htm) and (ii) the “Item No. 1 – Election of Directors,” “Compensation Discussion and Analysis,” and “Security Ownership of Certain Beneficial Owners” section of Patterson’s definitive proxy statement for its 2024 Annual Meeting of Shareholders (the “Annual Meeting Proxy Statement”) filed with the SEC on August 2, 2024 (https://www.sec.gov/ix?doc=/Archives/edgar/data/891024/000114036124035443/pdco-20240916.htm). To the extent that holdings of Patterson’s securities have changed since the amounts set forth in the Annual Meeting Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation of Patterson’s shareholders in connection with the Merger, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials relating to the Merger when they are filed with the SEC. You may obtain free copies of these documents using the sources indicated above in Additional Information and Where to Find It.

PATTERSON COMPANIES	1031 Mendota Heights Road	Saint Paul, MN 55120	NEWS RELEASE

INVESTOR CONTACT:

John M. Wright, Investor Relations

651.686.1364

investor.relations@pattersoncompanies.com

MEDIA CONTACTS:

Patterson Corporate Communications

651.905.3349

corporate.communications@pattersoncompanies.com

Patient Square Capital:

Prosek Partners

pro-PatientSquareCapital@prosek.com

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